Exhibit 99.1

News Release

Rockwell Collins fourth quarter fiscal year 2014 sales increase 15%
•Commercial Systems sales increase 12%
•Information Management Services sales increase 16% on a pro forma basis

•	Total segment operating margins exceed 21%

•	Cash provided by operating activities improves 11% for the full year

CEDAR RAPIDS, Iowa (October 31, 2014) - Rockwell Collins, Inc. (NYSE: COL) today reported total sales for the fourth quarter of fiscal year 2014 of $1.4 billion, a 15% increase from the same period in fiscal year 2013. Total segment operating margin for the fourth quarter was 21.3% and total segment operating earnings increased 10% to $299 million. Fourth quarter fiscal year 2014 earnings per share from continuing operations was $1.27 compared to $1.28 in the prior year. Adjusted for certain non-operating items impacting comparability, earnings per share from continuing operations improved 10 cents or 8% (see the Non-GAAP table at the end of this release for a reconciliation of adjusted earnings per share). ARINC, which was acquired on December 23, 2013, and is included in the Information Management Services segment, contributed $144 million of sales and $18 million of operating earnings to the fourth quarter of fiscal 2014.

Full year fiscal 2014 sales were $4.98 billion, an 11% increase from fiscal year 2013. Fiscal year 2014 earnings per share from continuing operations was $4.52 compared to $4.56 in the prior year. Adjusted for certain non-operating items impacting comparability, earnings per share from continuing operations improved 29 cents or 7% (see the Non-GAAP table at the end of this release for a reconciliation of adjusted earnings per share). ARINC contributed $421 million of sales and $56 million of operating earnings to fiscal year 2014. Cash provided by operating activities from continuing operations totaled $660 million in fiscal year 2014 compared to $593 million in fiscal year 2013.

“An excellent fourth quarter capped off a solid year of financial performance for Rockwell Collins,” said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. “These financial results, which included double digit sales and cash flow growth, met or exceeded our guidance ranges that we established at the beginning of the year and are on track with the long-term expectations we shared at our investor day last March. Not only do we see improving market conditions for our company, but the acquisition and integration of ARINC is exceeding our expectations and adds a growth engine to our portfolio.”

Ortberg continued, "In September we announced an additional $500 million share repurchase authorization. This authorization combined with an improving outlook for our business should allow us the flexibility to execute share repurchases along with debt pay down."

Following is a discussion of fiscal year 2014 fourth quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2014 fourth quarter results as summarized below.

(dollars in millions)	Q4 FY14	Q4 FY13	Inc/(Dec)
Commercial Systems sales
Original equipment	$380	$310	23%
Aftermarket	243	242	—%
Wide-body in-flight entertainment	16	19	(16)%
Total Commercial Systems sales	$639	$571	12%

Operating earnings	$141	$120	18%
Operating margin rate	22.1%	21.0%	110 bps

•
Sales to aircraft original equipment manufacturers increased due to higher hardware delivery rates for the Boeing 787 and 737 aircraft, higher customer funded development program sales, higher sales for Chinese regional aircraft OEM programs, and initial hardware deliveries to support the Airbus A350 entry into service.

•	Aftermarket sales were about flat as higher service and support sales were offset by lower head-up display retrofits and lower simulation and training equipment sales.

•
Operating margin increased due to lower company-funded research & development expense and the benefit of higher sales volume, partially offset by an increase in lower margin customer-funded development program sales.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the fourth quarter of 2014 are summarized below.

On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. The results of DataPath have been classified as discontinued operations and are excluded from the results below.

(dollars in millions)	Q4 FY14	Q4 FY13	Inc/(Dec)
Government Systems sales
Avionics	$375	$404	(7)%
Communication products	128	115	11%
Surface solutions	52	63	(17)%
Navigation products	50	54	(7)%
Total Government Systems sales	$605	$636	(5)%

Operating earnings	$137	$151	(9)%
Operating margin rate	22.6%	23.7%	(110) bps

•	Avionics sales decreased due to the wind down of development effort on programs such as KC-46, KC-10 and E-2, partially offset by increased Joint Helmet Mounted Cueing System sales.

•	Communication product sales increased due to higher deliveries of JTRS Manpack radios.

•	Surface solutions sales decreased due to the timing of deliveries for international targeting systems.

•	Navigation product sales declined due to lower deliveries of GPS-related products.

•	Operating earnings and margin decreased primarily due to lower sales and higher bid and proposal expense.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity.

The company previously announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. As such, the results of ASES have been classified as discontinued operations and are excluded from the results below.

(dollars in millions)	Q4 FY14	Q4 FY13
Information Management Services sales	$158	$12

Operating earnings	$21	$2
Operating margin rate	13.3%	16.7%

Sales for ARINC, which was acquired on December 23, 2013, were $144 million in the fourth quarter of fiscal 2014. All remaining sales in fiscal 2014 and 2013 are related to the Rockwell Collins flight services business. IMS operating earnings include $13 million and $1 million of depreciation and amortization expense for the three months ended September 30, 2014 and 2013, respectively.

On a pro forma basis, IMS sales increased 16% to $158 million.  The increase was driven by higher aviation related sales including GLOBALinkSM and ARINCDirectSM, as well as increased airport network installations and maintenance.

Corporate and Financial Highlights

Service Center Consolidation and Pension Settlement Charges
The company recorded $9 million in charges during the fourth quarter of fiscal 2014 related to service center consolidations and pension settlements. The company announced that service centers in Portland, Oregon and Melbourne, Australia would be consolidated into other service centers as part of a plan to optimize the efficiency of the company's global service center footprint. The pension settlement charges relate primarily to the retirement of certain senior executives.

Interest Expense
Interest expense increased from $7 million in the fourth quarter of fiscal year 2013 to $16 million in the fourth quarter of fiscal year 2014 due to incremental interest expense on debt issued to fund the ARINC acquisition.

Income Taxes
The company's effective income tax rate was 31.6% for the fourth quarter of 2014 compared to a rate of 29.7% for the same period last year. The higher effective tax rate was due to differences in the availability of the Federal Research & Development Tax Credit.

Cash Flow
Cash provided by operating activities from continuing operations was $660 million in fiscal year 2014, compared to $593 million in fiscal year 2013. The $67 million increase was primarily due to improvements in working capital and the acquisition of ARINC as well as $47 million in lower pension plan contributions, partially offset by $76 million in higher income tax payments and $60 million in higher employee incentive payments.

During the fourth quarter of 2014, the company repurchased 1.3 million shares of common stock at a total cost of $100 million. The company also paid a dividend on its common stock of 30 cents per share, or $40 million, in the fourth quarter of 2014.

Fiscal Year 2015 Outlook

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2015, which is unchanged from the original issuance on September 19, 2014:

•	Total sales	$5.2 billion to $5.3 billion
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share	$4.90 to $5.10
•	Cash flow from operations	$675 million to $775 million
•	Total research & development investment	About $950 million (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	About 31% (2)

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

(2) - The full year income tax rate does not include any benefit from the Federal Research & Development Tax Credit that expired on December 31, 2013.

Business Highlights

Rockwell Collins’ flight control electronics selected for Boeing 777X
Rockwell Collins was selected to provide the Flight Control Module for the Boeing 777X Integrated Flight Control Electronics (IFCE) fly-by-wire system through a competitive procurement bid led by BAE Systems, the prime supplier of the IFCE cabinet system.

Rockwell Collins to Provide KC-10 Communications and Navigation Systems
Rockwell Collins was awarded a $35 million modification to a firm-fixed-price contract for KC-10 Communication, Navigation, Surveillance/Air Traffic Management kits and installs. The total cumulative face value of the contract is $114 million. This modification provides for the exercise of an option for Group A and B kits and installation for 27 KC-10 aircraft.

Rockwell Collins’ Pro Line Fusion® certified on Embraer Legacy 500
Rockwell Collins' Pro Line Fusion® advanced avionics system was type certified on Embraer Executive Jets’ Legacy 500 fly-by-wire mid-size business jet.

Rockwell Collins’ Pro Line Fusion® advanced avionics, HGS™-3500 selected for Aviation Industry Corporation of China's (AVIC's) new MA-700 regional airliner
Rockwell Collins’ Pro Line Fusion® advanced avionics system was selected by AVIC for its new MA-700 regional airliner. The MA-700, a twin turboprop that follows the development of the MA-60 and MA-600 Xian Modern Ark family of aircraft, is expected to enter into service in 2019.

Rockwell Collins designated as Value Added Reseller of Inmarsat GX Aviation to the commercial air transport market
Inmarsat, the leading provider of global mobile satellite communications services, and Rockwell Collins signed the final agreement to make Rockwell Collins a Value Added Reseller of GX Aviation to the commercial air transport market.

Rockwell Collins’ all-new flight deck for Boeing 757/767 aftermarket received initial certification
Rockwell Collins received an initial Federal Aviation Administration supplemental type certificate (STC) for its Boeing 757/767 large-format display flight deck retrofit. The STC is a result of collaboration between Rockwell Collins and Boeing.

Rockwell Collins divested military ground-based satellite communications portfolio
Rockwell Collins completed the sale of its satellite communications business. The business, which designs, manufactures and services ground-based satellite communication systems primarily for military customers, will be renamed DataPath, Inc.

Rockwell Collins' avionics were selected by the following airlines:

•
The largest carrier in Indonesia - Lion Air - selected a comprehensive suite of avionics, including the MultiScan™ Threat Detection System and GLU-925 Multi-Mode Receiver, for 234 Airbus A320 aircraft. Lion Air’s selection is one of the largest avionics orders by one airline in Rockwell Collins’ history.

•	Air Algérie, the national airline of Algeria, selected a comprehensive Rockwell Collins avionics suite for 13 new aircraft, including three Airbus A330s and ten Boeing 737s.

•
Mexico-based VivaAerobus selected a comprehensive Rockwell Collins avionics package, including its MultiScan ThreatTrack™ weather radar and GLU-925 Multi-Mode Receiver, for 52 new Airbus A320 aircraft. Deliveries will begin in 2015.

Rockwell Collins’ ARINC information management services were selected by the following airports:

•	Cardiff Airport signed an agreement to install the Rockwell Collins’ ARINC common use hosted kiosk solution.

•	Scotland’s Aberdeen International Airport signed an agreement to install the company’s ARINC vMUSE™ Common Use Passenger Processing System workstations throughout the airport.

•	Edinburgh Airport, through its Common Use Terminal Equipment club, signed a five-year renewal contract for Rockwell Collins’ ARINC vMUSE™ Common Use Passenger Processing Systems.

•
Glasgow Airport, through the Common Use Terminal Equipment club, signed an agreement to install more than 150 of the company’s ARINC vMUSE™ Common Use Passenger Processing System workstations in the airport.

•	Aeropuertos Dominicanos Siglo XXI signed a multi-year contract renewal for the company’s ARINC vMUSE™ Common Use Terminal Equipment system at Las Américas and Gregorio Luperón airports.

•
Grupo Aeroportuario del Centro Norte signed a five-year contract to install the company’s ARINC vMUSE Enterprise™ common use check-in platform in Terminal A of Monterrey Airport, Mexico’s fourth largest airport.

Under the terms of the agreement, Rockwell Collins will also install its ARINC SelfServ Enterprise™ common use kiosk software on hosted kiosks located at the airport’s main check-in areas.

Scoot selected Rockwell Collins' DispatchSM 100 avionics support program for new Boeing 787 Dreamliner fleet
Singapore-based Scoot Pte Ltd., a subsidiary and budget long-haul carrier of Singapore Airlines, selected Rockwell Collins’ DispatchSM 100 avionics service and asset management program for its new fleet of 20 Boeing 787 Dreamliners.

Rockwell Collins selected to provide Micro Inertial Navigation Sensors for Brazil’s FT Sistemas unmanned aerial system
FT Sistemas selected Rockwell Collins to provide its Micro Inertial Navigation Sensor for the Horus 100, a hand-launched UAV to be deployed by the Brazilian Armed Forces.

Embraer selected Rockwell Collins EPR-80 Image Generator for Super Tucano flight simulator
The Rockwell Collins EPR-80 Image Generator and accompanying database have been selected by Embraer for its Super Tucano flight simulator.

Defense Advanced Research Projects Agency (DARPA) selected Rockwell Collins to develop new antenna technology
DARPA awarded Rockwell Collins a contract to develop new electronically scanned array antenna technology as part of the Arrays at Commercial Timescales program.

Conference Call and Webcast Details
Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 31, 2014. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange

Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	September 30		September 30
	2014	2013	2014	2013
Sales
Government Systems	$605	$636	$2,209	$2,259
Commercial Systems	639	571	2,299	2,170
Information Management Services	158	12	471	45
Total sales	$1,402	$1,219	$4,979	$4,474

Segment operating earnings
Government Systems	$137	$151	$465	$496
Commercial Systems	141	120	509	472
Information Management Services	21	2	62	5
Total segment operating earnings	299	273	1,036	973

Interest expense	(16)	(7)	(59)	(28)
Service center consolidation and pension settlement charges	(9)	—	(9)	—
Stock-based compensation	(7)	(1)	(24)	(20)
General corporate, net	(14)	(16)	(59)	(58)
Gain on divestiture of business	—	—	10	—
ARINC transaction costs	—	—	(13)	(2)
Income before income taxes	253	249	882	865
Income tax expense	(80)	(74)	(264)	(235)

Income from continuing operations	173	175	618	630
Income from discontinued operations, net of taxes	(6)	—	(14)	2
Net income	$167	$175	$604	$632

Diluted earnings per share:
Continuing operations	$1.27	$1.28	$4.52	$4.56
Discontinued operations	(0.04)	—	(0.10)	0.02
Diluted earnings per share	$1.23	$1.28	$4.42	$4.58

Weighted average diluted shares outstanding	136.2	136.7	136.7	138.1

The following tables summarize sales by product category for the three and twelve months ended September 30, 2014 and 2013 (unaudited, in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2014	2013	2014	2013
Government Systems sales:
Avionics	$375	$404	$1,342	$1,384
Communication products	128	115	455	450
Surface solutions	52	63	234	232
Navigation products	50	54	178	193
Total Government Systems sales	$605	$636	$2,209	$2,259

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$194	$156	$703	$601
Aftermarket	133	142	512	497
Wide-body in-flight entertainment	16	19	70	83
Total air transport aviation electronics	343	317	1,285	1,181

Business and regional aviation electronics:
Original equipment	186	154	618	612
Aftermarket	110	100	396	377
Total business and regional aviation electronics	296	254	1,014	989
Total Commercial Systems sales	$639	$571	$2,299	$2,170

Commercial Systems sales:
Total original equipment	$380	$310	$1,321	$1,213
Total aftermarket	243	242	908	874
Wide-body in-flight entertainment	16	19	70	83
Total Commercial Systems sales	$639	$571	$2,299	$2,170

Information Management Services sales	$158	$12	$471	$45

Total sales	$1,402	$1,219	$4,979	$4,474

The following table summarizes total Research & Development Investment by segment and funding type for the three and twelve months ended September 30, 2014 and 2013 (unaudited, dollars in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2014	2013	2014	2013
Research and Development Investment
Customer-funded:
Government Systems	$87	$87	$353	$383
Commercial Systems	57	26	143	98
Information Management Services	3	—	8	—
Total Customer-funded	147	113	504	481

Company-funded:
Government Systems	21	22	74	73
Commercial Systems	53	63	193	218
Information Management Services (1)	—	—	1	—
Total Company-funded	74	85	268	291
Total Research and Development Expense	221	198	772	772

Increase in Pre-production Engineering Costs, Net	30	32	162	145
Total Research and Development Investment	$251	$230	$934	$917

Percent of Total Sales	17.9%	18.9%	18.8%	20.5%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary balance sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	September 30
	2014	2013
Assets
Cash and cash equivalents	$323	$391
Receivables, net	1,033	1,058
Inventories, net (1)	1,709	1,518
Current deferred income taxes	9	19
Business held for sale	15	17
Other current assets	115	91
Total current assets	3,204	3,094

Property	919	773
Goodwill	1,863	779
Intangible assets	688	288
Long-term deferred income taxes	101	245
Other assets	288	221
Total assets	$7,063	$5,400

Liabilities and equity
Short-term debt	$504	$436
Accounts payable	535	463
Compensation and benefits	256	293
Advance payments from customers	359	324
Accrued customer incentives	202	184
Product warranty costs	104	121
Liabilities associated with business held for sale	16	4
Other current liabilities	222	156
Total current liabilities	2,198	1,981

Long-term debt, net	1,663	563
Retirement benefits	1,096	1,078
Other liabilities	217	155
Equity	1,889	1,623
Total liabilities and equity	$7,063	$5,400

(1) Inventories, net is comprised of the following:
	September 30
	2014	2013
Inventories, net:
Production inventory	$833	$804
Pre-production engineering costs	876	714
Total Inventories, net	$1,709	$1,518

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Year Ended September 30
	2014	2013(1)
Operating Activities:
Net income	$604	$632
Income (loss) from discontinued operations, net of tax	(14)	2
Income from continuing operations	618	630
Adjustments to arrive at cash provided by operating activities:
Service center consolidation and pension settlement charges	9	—
Gain on sale of business	(10)	—
Depreciation	141	124
Amortization of intangible assets and pre-production engineering costs	84	53
Stock-based compensation expense	24	20
Compensation and benefits paid in common stock	50	53
Excess tax benefit from stock-based compensation	(6)	(9)
Deferred income taxes	113	55
Pension plan contributions	(75)	(122)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	67	(97)
Production inventory	(84)	(96)
Pre-production engineering costs	(198)	(170)
Accounts payable	23	14
Compensation and benefits	(60)	33
Advance payments from customers	(11)	32
Accrued customer incentives	18	10
Product warranty costs	(14)	(5)
Income taxes	(21)	70
Other assets and liabilities	(8)	(2)
Cash Provided by Operating Activities from Continuing Operations	660	593
Investing Activities:
Acquisition of businesses, net of cash acquired	(1,405)	—
Property additions	(163)	(120)
Proceeds (sales price adjustment) from business divestitures	24	—
Proceeds from the disposition of property	—	3
Acquisition of intangible assets	(1)	(1)
Other investing activities	8	—
Cash Used for Investing Activities from Continuing Operations	(1,537)	(118)
Financing Activities:
Purchases of treasury stock	(211)	(589)
Cash dividends	(162)	(164)
Repayment of short-term borrowings	(200)	—
Increase in short-term commercial paper borrowings, net	269	235
Increase in long-term borrowings	1,089	—
Proceeds from the exercise of stock options	37	61
Excess tax benefit from stock-based compensation	6	9
Other financing activities	(1)	—
Cash Provided by (Used for) Financing Activities from Continuing Operations	827	(448)

	Year Ended September 30
	2014	2013(1)
Effect of exchange rate changes on cash and cash equivalents	(12)	5
Cash provided by (used for) discontinued operations:
Operating activities	(16)	24
Investing activities	10	—
Cash from discontinued operations	(6)	24
Net Change in Cash and Cash Equivalents	(68)	56
Cash and Cash Equivalents at Beginning of Period	391	335
Cash and Cash Equivalents at End of Period	$323	$391

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath). The results for 2013 have been reclassified to reflect the cash flows of DataPath as discontinued operations.

ROCKWELL COLLINS, INC.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

The non-GAAP information included in this press release is believed to be useful to an investor's understanding and assessment of our on-going operations and to reflect certain non-operating items impacting comparability between periods. The non-GAAP information is included in the first and second paragraphs of this press release. The company does not intend for the non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. The non-GAAP information is intended to clarify the impact certain items had on our year-over-year comparative results. ARINC's results of operations are included in the Company's operating results for the period subsequent to the completion of the acquisition on December 23, 2013. The table below reconciles the non-GAAP financial measures used to our reported GAAP financial measures:

	Three Months Ended
	September 30, 2014		September 30, 2013
	Net Income	EPS	Net Income	EPS
Net income and EPS from continuing operations, as reported	$173	$1.27	$175	$1.28
Less: Benefit in income taxes from Federal R&D Tax Credit	(2)	(0.01)	(7)	(0.05)
Less: Forfeitures of senior executive stock based compensation (1)	—	—	(4)	(0.03)
Add: Service center consolidation and pension settlement charges	6	0.04	—	—
Net income and EPS from continuing operations, as adjusted	$177	$1.30	$164	$1.20

	Year Ended
	September 30, 2014		September 30, 2013
	Net Income	EPS	Net Income	EPS
Net income and EPS from continuing operations, as reported	$618	$4.52	$630	$4.56
Less: Benefit in income taxes from Federal R&D Tax Credit	(10)	(0.07)	(44)	(0.32)
Less: Gain on KOSI divestiture	(9)	(0.07)	—	—
Less: Forfeitures of senior executive stock based compensation (1)	—	—	(4)	(0.03)
Add: ARINC transaction costs	12	0.09	1	0.01
Add: Service center consolidation and pension settlement charges	6	0.04	—	—
Net income and EPS from continuing operations, as adjusted	$617	$4.51	$583	$4.22

(1) In the fourth quarter of fiscal year 2013, stock-based compensation included a benefit related to the retirement of a senior executive and a favorable adjustment related to the Company's performance against targets on its long-term incentive plan.